Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

By and Among,
COMPUTER ASSOCIATES INTERNATIONAL, INC.,

LOST ARK ACQUISITION, INC.,

ILUMIN SOFTWARE SERVICES, INC.,

INDEMNIFYING STOCKHOLDERS

And

JONATHAN PERL As the Stockholders’ Representative

Dated as of September 30, 2005

TABLE OF CONTENTS
Page

ARTICLE 1

THE MERGER

Section 1.1	The Merger	1
Section 1.2	Effective Time	2
Section 1.3	Effects of the Merger	2
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on Capital Stock	2
Section 2.2	Treatment of Options and Warrants	4
Section 2.3	Surrender of Certificates; Exchange Procedures	5
Section 2.4	Withholding Taxes	6
Section 2.5	No Liability	6
Section 2.6	Merger Consent	6

ARTICLE 3

MERGER CONSIDERATION

Section 3.1	Merger Consideration and Payment.	7
Section 3.2	Merger Consideration Allocation	7

ARTICLE 4

CLOSING AND TERMINATION

Section 4.1	Closing	8
Section 4.2	Closing Deliverables	8
Section 4.3	Termination	9
Section 4.4	Effect of Termination	10

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization of the Company; Authority; Due Execution	10
Section 5.2	Governmental Filings; No Violation	11
Section 5.3	Financial Statements; Undisclosed Liabilities	11
Section 5.4	Capitalization	13
Section 5.5	Litigation	14
Section 5.6	Personal Property	14
Section 5.7	Real Property	14

Schedule A	Stockholders and Ownership of Capital Stock
Schedule 5.1	Jurisdictions
Schedule 5.1(c)	Subsidiaries
Schedule 5.2(a)	Governmental Filings
Schedule 5.2(b)	Change in Rights
Schedule 5.3(a)	Financial Statements
Schedule 5.3(e)	Company Liabilities
Schedule 5.4(b)	Option Rights
Schedule 5.4(c)	Sale or Transfer Rights
Schedule 5.5	Litigation
Schedule 5.6	Personal Property
Schedule 5.7	Real Property
Schedule 5.9	Tax Matters
Schedule 5.10	Employee Matters
Schedule 5.11(a)	Employee Benefits
Schedule 5.11(b)	Benefit Plan Compliance
Schedule 5.11(c)	Benefit Plan Contribution
Schedule 5.11(d)	Compensation and Benefit Plan
Schedule 5.11(e)	Benefit Plan Obligations
Schedule 5.11(f)	Benefit Plan Filings
Schedule 5.12(a)(i)	Owned Intellectual Property
Schedule 5.12(c)(i)	Third Party Software Licenses
Schedule 5.12(c)(ii)	Third Party Embedded Software
Schedule 5.12(d)	Third Party IP Licenses
Schedule 5.12(e)	Third Party License Royalty Fees
Schedule 5.12(g)	Intellectual Property Infringement
Schedule 5.12(h)	No Infringement
Schedule 5.12(i)	Company Software
Schedule 5.12(m)	Confidential Information and Trade Secrets
Schedule 5.12(p)	Open Source
Schedule 5.12(r)	Industry Standard Organizations
Schedule 5.13	Absence of Certain Changes
Schedule 5.15	Bank Accounts
Schedule 5.16(a)	Compliance with Law
Schedule 5.16(b)	Permits
Schedule 5.17	Environmental Matters
Schedule 5.18(a)	Contracts and Commitments
Schedule 5.18(b)	Modifications, amendments with respect to Material Contracts
Schedule 5.19	Insurance
Schedule 5.20(a)	Affiliate Arrangements
Schedule 5.20(b)	Affiliate Interests
Schedule 5.21	Distributors, Suppliers and Customers
Schedule 5.22	Products Liability and Warranty Liability
Schedule 5.26	Credit Agreement
Schedule 6.2(a)	Stockholder Governmental Filings
Schedule 7.4	Litigation

Schedule 8.1	Conduct of Business
Schedule 9.2(c)	Consents
Schedule 9.2(l)	Terminations

Exhibit A	Exchange Agency Agreement
Exhibit B	Letter of Transmittal
Exhibit C	Escrow Agreement
Exhibit D	Escrow Funding Agreement
Exhibit E	Employment and Confidentiality Agreement
Exhibit F	Affidavit of Foreign Person
Exhibit G	Management Incentive Plan

     AGREEMENT AND PLAN OF MERGER dated as of September 30, 2005 (herein, together with the Schedules and Exhibits attached hereto, referred to as this “Agreement”) by and among iLumin Software Services, Inc., a Delaware corporation (the “Company”), the Stockholders listed on the signature pages of this Agreement (collectively, the “Indemnifying Stockholders”), Jonathan Perl as the Stockholders’ Representative, Computer Associates International, Inc., a Delaware corporation (the “Buyer”) and Lost Ark Acquisition, Inc., a Delaware corporation (“Newco”). Capitalized terms used in this Agreement are defined or otherwise referenced in Section 11.1.
W I T N E S S E T H:
     WHEREAS, the respective Boards of Directors of the Buyer, Newco and the Company have approved the business combination transaction provided for herein in which Newco will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”);
     WHEREAS, prior to the consummation of the Merger, the stockholders of the Company will have approved this Agreement and the Merger in accordance with the Certificate of Incorporation of the Company and any applicable Laws;
     WHEREAS, the Buyer, Newco, the Indemnifying Stockholders and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
     WHEREAS, the Indemnifying Stockholders have approved the Escrow Agreement, and the transactions contemplated thereby, including the establishment of an escrow fund and the appointment of the Stockholders’ Representative as the Indemnifying Stockholders’ agent and attorney-in-fact authorized to act on behalf of the Indemnifying Stockholders in accordance with the terms of this Agreement and the Escrow Agreement;
     NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual agreements herein contained the parties agree as follows:
ARTICLE 1
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware and shall continue under the name “iLumin Software Services, Inc.” as a wholly owned subsidiary of Buyer (the Company as a surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation”).

     Section 1.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 9, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Buyer and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     Section 1.3 Effects of the Merger. At the Effective Time:
          (a) The separate existence of Newco shall cease and Newco shall be merged with and into the Company with the Company continuing as the surviving corporation. At the Effective Time, and without any further action on the part of Newco or the Company, the Certificate of Incorporation and Bylaws of Newco as in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable Law. The directors of Newco at the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as may be the case. The officers of the Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.
          (b) The Merger shall have all the effects set forth in the appropriate provisions of the DGCL and as set forth in this Agreement.
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
CERTIFICATES
     Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Buyer, Newco or the holders of any of the capital stock of the Company, and subject to Section 2.1(g), (h) and (i), Section 2.2 and Section 3.1, the Net Merger Consideration shall be allocated as follows:
          (a) Series A Preferred Stock. Each share of the Company’s Series A Preferred Stock outstanding immediately prior to the Effective Time (including any shares of Series A Preferred Stock issued or issuable to the holders of Warrants that are exercised at or immediately prior to the Effective Time in connection with the Closing) shall be converted into the right to receive an amount of cash equal to the Series A Liquidation Preference plus the Per Common Share Consideration as though such share of Series A Preferred Stock had been converted to Common Stock, all in accordance with the Certificate of Incorporation.
          (b) Series A-2 Preferred Stock. Each share of the Company’s Series A-2 Preferred Stock outstanding immediately prior to the Effective Time (including any shares of

Series A-2 Preferred Stock issued or issuable to the holders of options that are exercised at or immediately prior to the Effective Time in connection with the Closing, net of the exercise price for such options and any withholding taxes payable in connection with such exercise) shall be converted into the right to receive an amount of cash equal to the Series A-2 Liquidation Preference plus the Per Common Share Consideration as though such share of Series A-2 Preferred Stock had been converted to Common Stock, all in accordance with the Certificate of Incorporation.
          (c) Series B Preferred Stock. Each share of the Company’s Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the Series B Liquidation Preference plus the Per Common Share Consideration as though such share of Series B Preferred Stock had been converted to Common Stock, all in accordance with the Certificate of Incorporation.
          (d) Series B-2 Preferred Stock. Each share of the Company’s Series B-2 Preferred Stock outstanding immediately prior to the Effective Time (including any shares of Series B-2 Preferred Stock issued or issuable to the holders of Warrants that are exercised at or immediately prior to the Effective Time in connection with the Closing) shall be converted into the right to receive an amount of cash equal to the Series B-2 Liquidation Preference plus the Per Common Share Consideration as though such share of Series B-2 Preferred Stock had been converted to Common Stock, all in accordance with the Certificate of Incorporation.
          (e) Common Stock. Each share of Common Stock outstanding immediately prior to the Effective Time (including any shares of Common Stock (A) issued or issuable to the holders of Warrants that are exercised at or immediately prior to the Effective Time in connection with the Closing or (B) attributable to the deemed conversion of the shares of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock in accordance with paragraphs (a) through (d) above) shall be converted into (i) the right to receive an amount of cash at the Closing equal to the Per Common Share Consideration.
          (f) Capital Stock of Newco. The shares of common stock of Newco, par value $0.01 per share (“Newco Common Stock”), which are issued and outstanding immediately prior to the Effective Time, shall be converted into and become shares of Common Stock at a rate of one (1) share of Common Stock for each share of Newco Common Stock.
          (g) Cancellation of Treasury Stock. Any shares of Company Stock that are owned immediately prior to the Effective Time by the Company which constitutes treasury stock, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive Net Merger Consideration (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Net Merger Consideration, without interest, in accordance with this Section 2.1. The Company shall give Buyer (i) prompt notice of any demands for appraisal of Company Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. For the avoidance of doubt, by consenting to the terms of the Merger, pursuant to Section 2.6, the Indemnifying Stockholders agree to receive the Total Indemnifying Stockholder Merger Consideration and no more, in exchange for their shares of Company Stock as set forth herein without any reservation of their appraisal rights.
          (i) Cancellation and Retirement of Company Stock. As of the Effective Time, all shares of Company Stock (other than shares referred to in Section 2.1(i)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Net Merger Consideration allocable to the shares represented by such certificate set forth above, or such other amount as may have been settled or adjudicated with respect to the Dissenting Shares, to be paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 2.3.
     Section 2.2 Treatment of Options and Warrants. (a) At least three (3) days prior to the Effective Time and subject to the Merger becoming effective, (i) the vesting schedule of each outstanding stock option held by any current employee of the Company to purchase shares of Common Stock (a “Company Stock Option”) granted under the Company’s 1998 Stock Option Plan and 2003 Equity Incentive Plan (collectively, the “Stock Plans”) shall be accelerated, and (ii) the Company shall give each person with a right to exercise a Company Stock Option notice of the Merger and accelerated vesting schedule, if applicable, and shall cause that the outstanding stock options under the 2003 Equity Incentive Plan that are vested, shall be exercised automatically upon Closing, net of the exercise price and any withholding tax payable with regard to such options. Notwithstanding the foregoing, in the event any Company Stock Option is not exercised and converted into shares of Common Stock at or immediately prior to the Effective Time, such Company Stock Option shall be canceled by the Company at the Effective Time.
          (b) Except as provided herein or as otherwise agreed by Buyer and the Company, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall terminate as of the Effective Time.
          (c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 2.2.

          (d) Prior to the Effective Time, each of the Warrants that is outstanding and unexercised as of the date of this Agreement shall have been exercised or canceled, and if not so exercised or canceled shall automatically be deemed to have been exercised pursuant to the “net exercise” provisions thereof, if any, immediately prior to the Effective Time.
     Section 2.3 Surrender of Certificates; Exchange Procedures
          (a) Payment Agent. The Company shall appoint LaSalle Bank National Association or another mutually acceptable payment agent to act as paying and exchange agent (the “Payment Agent”), pursuant to the Exchange Agency Agreement, the form of which is attached hereto as Exhibit A (the “Exchange Agency Agreement”).
          (b) Exchange at Closing. As of the Effective Time, the Buyer shall pay the Closing Merger Consideration to the Payment Agent.
          (c) Exchange Procedures. Upon the later to occur of (i) the Effective Time, or (ii) the surrender of a certificate representing Common Stock, Preferred Stock, a Company Stock Option or a Warrant, (a “Certificate”) for cancellation to the Payment Agent, together with a letter of transmittal (the “Letter of Transmittal”) substantially in the form attached hereto as Exhibit B, duly completed and validly executed in accordance with the instructions thereto, the holders of Certificates shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1 (a), (b), (c), (d) and/or (e), as appropriate, and the Certificates so surrendered shall be canceled. The Letter of Transmittal shall specify that delivery of the applicable payments pursuant to this Agreement shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent. The Payment Agent shall upon receipt of the Closing Merger Consideration (or with regard to Certificates not received prior to the Closing Date, no later than two Business Days after receipt of each such properly surrendered Certificate), cause the payment described in the first sentence of this Section 2.3(c) to be made to the holder of such Certificate by check or wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate. Until surrendered as contemplated by this Section 2.3, each Certificate for shares of Company Stock (other than the Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Net Merger Consideration (subject to the provisions hereof relating to the Escrow Deposit) allocable to the shares represented by such Certificate as contemplated by Section 2.1. No interest will be paid or will accrue on any amount payable as Net Merger Consideration.
          (d) Transfers of Ownership. As of October 5, 2005, the stock transfer books of the Company shall be closed (except to the extent required pursuant to the exercise of options and warrants) and there shall thereafter be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of Company.
          (e) No Further Ownership Rights in Company Stock. Net Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Stock in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock represented by such certificates.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Payment Agent of a Letter of Transmittal and other documents as the Payment Agent may reasonably request, the Payment Agent shall deliver to the holder of such Certificate in exchange for such lost, stolen or destroyed Certificate, the aggregate Closing Merger Consideration in respect of the shares represented by such Certificate, and the Escrow Agent shall thereafter deliver to such holder any portion of the Escrow Deposit in respect of such Certificate as, when and if such holder may become so entitled in accordance with the terms and conditions of the Escrow Agreement. The Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Payment Agent a bond for the benefit of the Payment Agent in such sum as it may direct as indemnity against any claim that may be made against the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.
     Section 2.4 Withholding Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Company, Newco or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as the Buyer, the Company, Newco or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent amounts are required to be withheld, Buyer, the Company, Newco or the Payment Agent shall provide the applicable Stockholder with notice of such withholding and an opportunity to cure any withholding requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer, the Company, Newco or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Buyer, the Company, Newco or the Payment Agent.
     Section 2.5 No Liability. None of Buyer, Newco, the Company, the Payment Agent, Escrow Agent or the Stockholders’ Representative shall be liable to any Person in respect of any payment of the Net Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate representing shares of Company Stock shall not have been surrendered immediately prior to the date on which any Net Merger Consideration would otherwise escheat to or become the property of any Government Entity, any such Net Merger Consideration shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims of or interest of any Person previously entitled thereto.
     Section 2.6 Merger Consent. By signing this Agreement each Indemnifying Stockholder shall be deemed to have consented to the Merger under Section 251 of the DGCL.

ARTICLE 3
MERGER CONSIDERATION
     Section 3.1 Merger Consideration and Payment.
          (a) Merger Consideration. The merger consideration for all of the Company Stock is $47,000,000 minus the amount of Company Debt outstanding as of the Effective Time, (the “Merger Consideration”). The Buyer will pay at Closing (i) the Closing Merger Consideration and (ii) the Escrow Deposit. For the purpose of determining the amount of Company Debt outstanding as of the Effective Time, at least three (3) Business Days prior to Closing, the Company will prepare and deliver to the Buyer its good faith estimate of the amount of the Company Debt which will be outstanding as of the Effective Time (a “Statement of Company Debt”), including a list of each obligee of such Company Debt (each a “Company Debt Obligee”) and wire instructions for the repayment thereof. On or before the Closing, the Company Debt Obligee shall verify to the Buyer the amount of Company Debt.
          (b) Payment of Closing Merger Consideration. At the Closing, the Buyer shall deliver by wire transfer of immediately available funds to (i) the Payment Agent the amount of the Closing Merger Consideration and (ii) LaSalle Bank National Association, or another mutually acceptable escrow agent (the “Escrow Agent”), the Escrow Deposit under the terms of the Escrow Agreement to be executed at the Closing substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Escrow Deposit shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Deposit shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Buyer shall be deemed to have deposited into escrow an amount of the Escrow Deposit as is set forth for such Indemnifying Stockholder on Schedule A.
     Section 3.2 Merger Consideration Allocation. In accordance with the allocations set forth in Section 2.1, Section 2.2 and the agreement of the Indemnifying Stockholders to fund the Escrow Deposit as set forth in the Termination and Escrow Funding Agreement, of even date herewith among the Company and the Indemnifying Stockholders, a copy of which is attached hereto as Exhibit D (the “Escrow Funding Agreement”) and using an assumption that the Company Debt shall equal $2,850,000 as of the Effective Time, the Company has prepared Schedule A attached hereto setting forth (i) the name of each Stockholder of the Company and the number of shares, class and series held by such holder, (ii) the respective aggregate amounts, of the Total Indemnifying Stockholder Merger Consideration and Total Remaining Stockholder Merger Consideration to which each such Stockholder is entitled in respect thereof, (iii) for each Indemnifying Stockholder the respective aggregate amounts of the Escrow Deposit Per Indemnifying Stockholder to be made pursuant to the terms of this Agreement and the Escrow Agreement in respect thereof and (iv) for each Indemnifying Stockholder their respective pro rata indemnity percentage relating to their indemnification obligation pursuant to Article 10 and the Escrow Agreement (the “Indemnity Percentage”). At or before the Effective Time, a revised Schedule A (the “Revised Schedule A”) will be prepared by the Company reflecting the actual amount of Company Debt as of the Effective Time and the amount of any withholding taxes required to be withheld from the Closing Merger Consideration. For the avoidance of doubt, to the extent that any discrepancy between Schedule A on the one hand and the provisions of Section 2.1 and the Escrow Funding Agreement on the other hand arises, the provisions of Section 2.1 and the Escrow Funding Agreement shall be controlling, and Schedule A shall be adjusted to reflect any such corrected amount or percentage as shall be determined in accordance therewith.
ARTICLE 4
CLOSING AND TERMINATION
     Section 4.1 Closing. The closing of the Merger provided for herein (the “Closing”) will take place at the offices of Pillsbury Winthrop Shaw Pittman LLP at 1600 Tysons Boulevard, McLean, Virginia at 10:00 a.m. (local time) on the date of the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents deliverable at Closing), or such other date as may be mutually agreeable to the Parties (the “Closing Date”).
     Section 4.2 Closing Deliverables. (a) At the Closing, the Stockholders’ Representative will deliver to the Buyer:
                  (i) the Certificates that have been surrendered as of such date, in form suitable for transfer, together with the Letter of Transmittal, in accordance with the procedures set forth in Section 2.3(b);
                  (ii) a duly executed Employment and Confidentiality Agreement in the form attached hereto as Exhibit E (an “Employment Agreement”) for each Designated Employee;
                  (iii) the duly executed Escrow Agreement;
                  (iv) each of the certificates and documents contemplated by Article 9; and
                  (v) such other instruments and documents, in form and substance reasonably acceptable to the Buyer and the Company, as may be reasonably necessary to effect the Closing.
          (b) At the Closing, the Company will deliver to the Buyer:
                  (i) each of the certificates and documents contemplated by Article 9; and
                  (ii) such other instruments and documents, in form and substance reasonably acceptable to the Buyer and the Company, as may be reasonably necessary to effect the Closing.
          (c) At the Closing, the Buyer will deliver to:

                  (i) the Payment Agent, the amount of the Closing Merger Consideration, less the amount of any withholding taxes required to be withheld therefrom;
                  (ii) the Escrow Agent, the Escrow Deposit;
                  (iii) Company Debt Obligee, the amount owed to Company Debt Obligee as of the Effective Time, as set forth in the Statement of Company Debt;
                  (iv) the Stockholders’ Representative, the duly executed Escrow Agreement;
                  (v) the Stockholders (through the Stockholders’ Representative), each of the certificates and documents contemplated by Article 9; and
                  (vi) the Company, such other instruments and documents, in form and substance reasonably acceptable to the Buyer and the Company, as may be reasonably necessary to effect the Closing.
     Section 4.3 Termination. Anything contained in this Agreement other than in this Section 4.3 to the contrary notwithstanding, this Agreement may be terminated in writing at any time prior to the Effective Time:
          (a) by mutual written consent of the Buyer and the Company;
          (b) by either the Buyer or the Company if the Closing shall not have been consummated by October 15, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 4.3(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date;
          (c) by the Buyer if the Stockholder Approval shall not have been obtained by October 15, 2005;
          (d) by the Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.2(a) and (b), and (B) is incapable of being cured by the Company or is not cured by the Company prior to October 15, 2005; provided Company receives promptly delivered written notice of same from Buyer; and
          (e) by the Company, if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.3(a) and (b), and (B) is incapable of being cured by the Buyer or is not cured by the Buyer prior to October 15, 2005; provided the Company receives promptly delivered written notice of same from Buyer.

     Section 4.4 Effect of Termination. In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 4.3, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of Sections 4.4, 8.3, 8.4, and 8.6 which provisions shall survive such termination, and except to the extent that such termination results from the breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any Party of any liability or damages resulting from its breach of this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Buyer and Newco that:
     Section 5.1 Organization of the Company; Authority; Due Execution. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification. The Company has made available to the Buyer a complete and correct copy of its certificate of incorporation and bylaws as amended to date. Such certificates of incorporation and bylaws so delivered are in full force and effect. Schedule 5.1 hereto contains a complete and accurate list of each jurisdiction where the Company is qualified or licensed to do business. The Company has made available to the Buyer complete and accurate copies of the minutes of all meetings of the stockholders of the Company, the board of directors of the Company and the committees thereof. The minute books and other similar records of the Company contain accurate summaries of all actions taken at any meetings of the stockholders of the Company, the board of directors of the Company and the committees thereto, and include all written consents executed in lieu of the holding of any such meeting.
          (b) Other than the filing of the Certificate of Merger pursuant to the DGCL, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, including obtaining the approval and adoption of this Agreement as of Closing by the holders of the majority of the outstanding capital stock of the Company required under the DGCL and the Certificate of Incorporation. This Agreement has been duly executed and delivered by the Company and constitutes the valid, binding and enforceable obligation of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          (c) Schedule 5.1(c) sets forth the name, jurisdiction of incorporation, authorized capitalization and share ownership of each direct or indirect subsidiary of the Company and the jurisdictions in which each Subsidiary is qualified to do business. Except as disclosed in Schedule 5.1(c), the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business not listed in Schedule 5.1(c). Except as disclosed in Schedule 5.1(c), all the outstanding capital stock of each Subsidiary is owned by the Company or its Subsidiaries free and clear of all Encumbrances. All such shares of capital stock have been validly issued and are fully paid and nonassessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is any Subsidiary committed to issue any such option, warrant, right or security.
     Section 5.2 Governmental Filings; No Violation. (a) Except as set forth on Schedule 5.2(a) hereto, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries from any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory or governmental or quasi-governmental authority (a “Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company or its Subsidiaries and the consummation of the Merger.
          (b) Except as set forth on Schedule 5.2(b), the execution, delivery and performance of this Agreement does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Company’s or its Subsidiaries’ certificate of incorporation or bylaws or other governing documents, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an Encumbrance on any assets of the Company or its Subsidiaries pursuant to any Contract that is binding upon the Company or any Law or governmental or non-governmental permit or license to which the Company or its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Company’s or Subsidiaries Contracts.
     Section 5.3 Financial Statements; Undisclosed Liabilities. (a) Attached as Schedule 5.3 hereto are the following financial statements of the Company and its Subsidiaries (the “Financial Statements”): (i) the audited consolidated balance sheets of the Company as of December 31, 2002 and 2003, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the years then ended, together with all related footnotes and Schedules thereto and the auditor’s report, (ii) the unaudited consolidated balance sheets of the Company as of December 31, 2004, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the year then ended (the “2004 Financial Statements”), (iii) the unaudited consolidated balance sheet of the Company as of August 31, 2005 and (iv) the unaudited interim consolidated balance sheet of the Company as of August 31, 2005 (the “Reference Balance Sheet,” the date of such balance sheet the “Reference Balance Sheet Date”) and a consolidated statement of operations, changes in stockholders’ equity and changes in cash flows for the eight months ended on the Reference Balance Sheet Date (the “Interim Financial Statements”). The Interim Financial Statements have been reviewed by Perlson Touhy and Associates and the Company has delivered to the Buyer a copy of the compilation report resulting therefrom which has been prepared in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and its subsidiaries; provided, however, that the Financial Statements referred to in clauses (ii), (iii) and (iv) of this Section 5.3(a) are subject to normal recurring year-end adjustments and do not include footnotes. The Company and its Subsidiaries have made available for inspection by the Buyer complete and accurate copies of all books of account relating to the Company and its Subsidiaries, and such books of account have been maintained in accordance with good business and bookkeeping practices.
          (b) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) Neither the Company, any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, executive officer, or inside or outside legal counsel to the Company or any Subsidiary regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices and any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s or any Subsidiary’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary or any of their respective officers, directors, employees or agents to the Company’s or any Subsidiary’s board of directors or any committee thereof or to any director or officer of the Company or any Subsidiary. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company’s or any Subsidiary’s board of directors or any committee thereof.
          (d) The Company and its Subsidiaries are not a party to, and do not have any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or its Subsidiaries, on the one hand, and any Affiliate of the Company or its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, and any “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K of the Securities and Exchange Commission).
          (e) Neither the Company nor any Subsidiary has liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities reflected on the Reference Balance Sheet or on Schedule 5.3(d) hereto, (b) liabilities which have arisen since the Reference Balance Sheet Date in the Ordinary Course of Business and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP (applied in accordance with the Accounting Principles) to be reflected on a balance sheet and which are not in the aggregate material.
     Section 5.4 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 60,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), of which 3,164,060 shares are issued and outstanding and (ii) 745,959,435 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which (A) 487,152,664 shares are designated “Series A Convertible Preferred Stock” (the “Series A Stock”), 483,683,465 of which are issued and outstanding; (B) 247,750,870 shares are designated “Series A-2 Convertible Preferred Stock"(the “Series A-2 Stock”), 761,850 of which are issued and outstanding; (C) 10,455,901 are designated “Series B Convertible Preferred Stock” (the “Series B Stock” ), 10,455,901 of which are issued and outstanding and (D) 600,000 shares are designated “Series B-2 Convertible Preferred Stock” (the “Series B-2 Stock”), none of which are issued and outstanding. As of the date hereof, no shares of capital stock are held by the Company as treasury shares. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Schedule A hereto as of the date of this Agreement (and using the assumption set forth in Section 3.2 ) and Revised Schedule A as of the Effective Time accurately reflects (A) the ownership of all issued and outstanding shares of capital stock of the Company; (B) the respective aggregate amounts of the Total Indemnifying Stockholder Merger Consideration and Total Remaining Stockholder Merger Consideration to which each such Stockholder is entitled and (for the Revised Schedule A only) the amount of any withholding taxes required to be withheld therefrom; (C) the Escrow Deposit Per Indemnifying Stockholder and (D) for each Indemnifying Stockholder their Indemnity Percentage. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company.
          (b) Except as set forth in Schedule 5.4(b) hereto, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any shares of capital stock of the Company or its Subsidiaries is authorized or outstanding, (ii) neither the Company nor any Subsidiary has an obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company or its Subsidiaries, (iii) neither the Company nor any Subsidiary has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or its Subsidiaries.
          (c) Except as set forth in Schedule 5.4(c) hereto, there is no agreement, written or oral, between the Company or its Subsidiaries and any holder of their securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company or its Subsidiaries.
     Section 5.5 Litigation. Except as set forth in Schedule 5.5 hereto, there is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Company or its Subsidiaries or any of their properties or rights (the foregoing collectively referred to as “Proceedings”). None of the Proceedings is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect or to prevent, impair or materially delay the ability of the Company or any Subsidiary to consummate the transactions contemplated by this Agreement.
     Section 5.6 Personal Property. The Company and its Subsidiaries have good title to, or hold by valid and existing lease or license, all of the tangible personal property (“Personal Property”) reflected on the Reference Balance Sheet or acquired by the Company or its Subsidiaries after the Reference Balance Sheet Date, except with respect to assets disposed of in the Ordinary Course of Business since such date, free and clear of any Encumbrances except for Permitted Encumbrances. The Personal Property owned or leased by the Company or its Subsidiaries is sufficient for the conduct of its business as presently conducted and is listed on Schedule 5.6. Each item constituting Personal Property is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
     Section 5.7 Real Property. Neither the Company nor any Subsidiary now and has not at any time owned any real property. Schedule 5.7 hereto sets forth a complete and correct list of the agreements related to all real property leased, subleased, licensed, operated or occupied by the Company or any Subsidiary (collectively the “Company Leases”) and the location of the premises. The premises subject to the Company Leases are hereinafter referred to as “Company Leased Property.” Except as set forth in Schedule 5.7 hereto, neither the Company, any Subsidiary nor, to the Company’s knowledge, any other party is in default under any of the Company Leases (nor to the Company’s knowledge does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default). Except as set forth in Schedule 5.7 hereto, no Company Leased Property is occupied by a third party other than the Company or its Subsidiaries, and, to the Company’s knowledge, no third party has a right to occupy such property other than the Company or its Subsidiaries. The Company has provided to the Buyer complete and correct copies of all the Company Leases, including all amendments thereto; no term or condition of any of the Company Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to the Company’s or its Subsidiaries’ use or occupancy of any of the Company Leased Property. Neither the Company nor its Subsidiaries have transferred, mortgaged or assigned any interest in any of the Company Leases. To the Company’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Company Leased Property or any portion thereof, each Company Leased Property is supplied with utilities and other services sufficient to operate the business of the Company or its Subsidiaries, as applicable, as presently conducted and neither the operations of the Company or its Subsidiaries on the Company Leased Property violate in any material manner any applicable zoning requirement, or classification or statute relating to such operations in the particular property. The Company Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.
     Section 5.8 Title to Assets; Condition of Assets. (a) The Company and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Reference Balance Sheet (except for assets sold or otherwise disposed of in the Ordinary Course of Business since the Reference Balance Sheet Date); and (ii) all other assets reflected in the books and records of the Company and its Subsidiaries as being owned by the Company or its Subsidiaries. All of said assets are owned by the Company and its Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances.
          (b) All items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted and presently proposed to be conducted.
     Section 5.9 Tax Matters. (a) Except as set forth on Schedule 5.9, all Tax Returns required to be filed in respect of the Company and its Subsidiaries have been, or will be, duly and timely filed. All such Tax Returns are, or will be, true, complete and accurate in all material respects. All Taxes of the Company and its Subsidiaries, whether or not shown as due on such Tax Returns, have been, or will be, fully paid when due. The Company has established on its financial statements (including without limitation the Financial Statements) in accordance with GAAP adequate reserves for Taxes accrued but not yet due or has determined in accordance with GAAP that such reserves are not necessary.
          (b) Except as set forth in Schedule 5.9, there are no actions or proceedings currently pending or, to the best knowledge of the Company or its Subsidiaries, threatened against the Company or its Subsidiaries by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or its Subsidiaries, and there are no matters under discussion between the Company or its Subsidiaries with any governmental authority regarding claims for the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company or its Subsidiaries by any governmental authority are being contested in good faith and are fully described in Schedule 5.9. Except as set forth in Schedule 5.9, there are no agreements or applications by the Company or its Subsidiaries for an extension of time for the assessment or payment of any Taxes and no waivers of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company or its Subsidiaries, except for liens for Taxes not yet due and payable. Neither the Company nor its Subsidiaries has agreed to make any material adjustment under Code Section 481(a) (or analogous provision of Law) by reason of a change in accounting method or otherwise. No power of attorney has been granted by or with respect to the Company or its Subsidiaries with respect to any matter relating to Taxes. Neither the Company nor its Subsidiaries has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). During the last three years, neither the Company nor its Subsidiaries has been a party to any transaction to which Code Section 355 applied. Neither the Company nor its Subsidiaries have received any claim from any governmental authority in a jurisdiction in which neither the Company nor its Subsidiaries file Tax Returns that either of them may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of either the Company or its Subsidiaries has been made in writing by any governmental authority in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any subsequent period. Neither the Company nor its Subsidiaries are now, or have been at any time during the past five years, a United States real property holding corporation as defined in Code Section 897.
          (c) Set forth in Schedule 5.9 is a list of the most recent examinations and audits by governmental authorities for each Tax for which the Company or its Subsidiaries has been audited during the last three years. The Company has provided or made available to the Buyer true and complete copies of the final reports of the relevant governmental authority for each such examination or audit showing the adjustments proposed and the basis asserted therefor.
          (d) Except as set forth in Schedule 5.9, the Company and its Subsidiaries have withheld or deducted all Taxes or other amounts from payments to employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate governmental authorities to the extent due and payable.
          (e) “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.
          (f) “Tax Return” means any return, declaration, report, statement or information return required to be filed with any governmental authority with respect to Taxes.
     Section 5.10 Employees. Schedule 5.10 hereto sets forth the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave and accrued vacation benefits of each present employee of the Company or its Subsidiaries. Schedule 5.10 hereto further lists all such employees, as well as consultants, agents and independent contractors, covered by an employment, non-competition, consulting or severance agreement with the Company and its Subsidiaries, and the Company has provided or made available to the Buyer current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary processes, formulae or information applicable to any such Person. Except as set forth on Schedule 5.10 hereto, neither the Company nor any Subsidiary has any employees that are working in the United States under a visa. Neither the Company nor any Subsidiary is party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Company’s knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, independent contractor arrangements, terms and conditions of employment and wages and hours and occupational safety and health. Except as disclosed in Schedule 5.10 hereto, there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to the Company’s knowledge, threatened, or any investigation pending or to the Company’s knowledge, threatened against the Company or its Subsidiaries relating to its employment practices or any of the applicable Laws described in this Section 5.10.
     Section 5.11 Employee Benefits. (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other welfare plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company or its Subsidiaries (the “Compensation and Benefit Plans”) has been made available to the Buyer prior to the date hereof. For each Compensation and Benefit Plan, copies of the following documents (to the extent applicable) have also been made available to the Buyer prior to the date hereof: (A) any amendments since the last restatement of the plan; (B) any trust agreement or other funding agreement; (C) the most recent Form 5500 annual report, including all attachments; (D) the most recent annual actuarial valuation report; and (E) the most recent IRS determination letter, and any outstanding request for such a letter. The Compensation and Benefit Plans existing as of the date hereof are listed on Schedule 5.11 (a) hereto, and any “change of control” or similar provisions therein which will be affected by the transactions contemplated hereby are specifically identified in such Schedule. The Company has no material liability, contingent or otherwise, with respect to any compensation or benefit plan, policy, agreement or arrangement (other than a Compensation and Benefit Plan) that covered employees, directors, former employees or former directors of the Company or its Subsidiaries and was terminated prior to the date hereof.
          (b) All of the Compensation and Benefit Plans are in compliance in all material respects with all applicable state, local and federal laws including but not limited to the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Family and Medical Leave Act. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”), that is intended to be qualified under Section 401(a) of the Code and is not a standardized prototype plan has received a favorable determination, opinion, notification, or advisory letter, as applicable, from the Internal Revenue Service (the “IRS”), has applied for such letter in a timely fashion, or has a remaining period of time within which to apply for such a letter, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or any material costs under the Internal Revenue Service’s Employee Plans Compliance Resolution System. There are no pending or, to the Company’s knowledge, threatened claims (except for routine claims for benefits in the ordinary course of operation) or litigation relating to the Compensation and Benefit Plans. Neither the Company nor its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to fiduciary liability payment of additional benefits or a tax or penalty imposed pursuant to either Section 4975 of the Code or Section 502 of ERISA.
          (c) Except as set forth on Schedule 5.11(c) hereto, neither the Company nor any other organization that is a member of the same “controlled group” as the Company (within the meaning of Sections 414(b), (c), (m) or (o) of the Code, maintains or contributes to (or has ever maintained or contributed to) an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code.
          (d) Except as set forth on Schedule 5.11(d) hereto, neither the Company nor its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its Subsidiaries, as applicable, may amend or terminate any such Compensation and Benefit Plan under the terms of such plan at any time without incurring any material monetary penalties or costs thereunder. Except as set forth on Schedule 5.11(d) hereto, neither the Company nor its Subsidiaries has any obligation to provide group continuation coverage to former employees or their dependents except as required by Section 600 et seq. of ERISA and Section 4980B of the Code.
          (e) Except as set forth on Schedule 5.11(e) hereto and except as provided in this Agreement, neither the execution of this Agreement by the Company nor the consummation of the Merger will (w) entitle any employees of the Company to severance pay, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable or trigger any other obligation pursuant to, any of the Compensation and Benefit Plans, (y) obligate the Buyer to assume any of the Compensation and Benefit Plans or to extend an offer of employment to any current employees or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.
          (f) Except as set forth on Schedule 5.11(f) hereto, all annual reports required to be filed under any Laws applicable to the Compensation and Benefits Plans have been timely filed with the respective governmental agency with which such reports are required to be filed (including after any extensions of time permitted by law), including, without limitation Form 5500.
          (g) To the Company’s knowledge, all Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company or its Subsidiaries comply in all material respects with applicable Laws. Neither the Company nor its Subsidiaries have any material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

     Section 5.12 Intellectual Property. (a) Schedule 5.12(a)(i) sets forth, for the Owned Intellectual Property, a complete and accurate list of all Patents, Trademarks, domain name registrations, and Copyrights indicating for each, the applicable jurisdiction, registration number (or application number) and the date issued (or date filed).
          (b) All Patents, Trademarks and Copyrights listed in Schedule 5.12(a)(i) are, currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark is currently involved in any opposition or cancellation proceeding and, to the Company’s knowledge, no such action has been threatened with respect to any of the Trademarks or trademark registration applications. No Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the Company’s knowledge, no such action has been threatened with respect to any Patent. There are, to the Company’s knowledge, no potentially conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.
          (c) Schedule 5.12(c)(i) sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs having an acquisition price of less than $5,000 per unit) pursuant to which the Company or its Subsidiaries has been granted or otherwise receives any right to use or distribute any Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the type or nature of the Software provided thereunder (e.g. products, tools, utilities, modules, libraries, etc.) (the “Third Party Software Licenses”). Schedule 5.12(c)(ii) sets forth a complete and accurate list of all third party Software that is contained or embedded in, or otherwise used in connection with, any Company Software Products (as defined in Section 5.12(i) ) (“Third Party Embedded Software”).
          (d) Except for the Third Party Software Licenses and license agreements for off-the-shelf software applications programs having an acquisition price of less than $5,000 per unit, Schedule 5.12(d) sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company and its Subsidiaries have been granted or otherwise receive any right to use, exercise or practice any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”).
          (e) Schedule 5.12(e) sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. No such royalties, honoraria or other fees are past due and owing by the Company or its Subsidiaries.
          (f) The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in or necessary for the business of the Company or any of its Subsidiaries as currently conducted. The Company and its Subsidiaries exclusively own, free and clear of all Encumbrances, all Owned Intellectual Property, and has valid, enforceable and transferable rights to use all of the Intellectual Property covered by the Third Party Licenses. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Owned Intellectual Property, including commercially reasonable steps to protect the Owned Intellectual Property from infringement. No Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property.
          (g) To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property rights of any Person nor does such business misappropriate, dilute, violate or otherwise conflict with the Intellectual Property rights of any Person. The Company has not been notified by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company or its Subsidiaries that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company or its Subsidiaries require a license to any of such Person’s Intellectual Property rights. Further, no Person has offered, in writing, to the Company or any of its Subsidiaries a license to any of such Person’s Patents in relation to the conduct of the business of the Company and its Subsidiaries as currently conducted.
          (h) To the Company’s knowledge, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Schedule 5.12(h), no such claims have been brought or threatened against any Person by or on behalf of the Company, its Subsidiaries or the Stockholders.
          (i) Schedule 5.12(i) contains a complete and accurate list of all Software that is sold, licensed, leased or otherwise distributed by the Company or its Subsidiaries or resellers (such Software, the “Company Software Products”). Each of the Company Software Products was either developed by (i) employees of the Company or its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements.
          (j) All Trademarks of the Company and its Subsidiaries which are used in any way by the Company or its Subsidiaries in connection with the conduct of the Company’s business have been in continuous use by the Company and its Subsidiaries. To the Company’s knowledge, there has been no prior use of any such Trademarks or other action taken by any Person that would confer upon said Person superior rights in such Trademarks, the Company has taken commercially reasonable steps to protect the Trademarks against infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

          (k) The Company and its Subsidiaries have taken, commercially reasonable steps to obtain and preserve the Patents which are used by the Company or its Subsidiaries in any way in connection with the conduct of the business of the Company and its Subsidiaries, including the payment of annuities or maintenance fees and the filing of all required documents.
          (l) The Copyrights which are used by the Company or its Subsidiaries in any way in connection with the conduct of the business of the Company and its Subsidiaries relate to works of authorship (i) created by (A) employees of the Company or its Subsidiaries within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees. The works covered by such Copyrights were not copies of nor derived from any work for which the Company or its Subsidiaries do not own the Copyrights, and no other Person has any claim to authorship or ownership of any part thereof.
          (m) The Company and its Subsidiaries have taken commercially reasonable steps to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the business of the Company and its Subsidiaries. Without limiting the foregoing, the Company has enforced a policy of requiring each employee and consultant to execute proprietary information and confidentiality agreements (which, in the case of employees, include non-competition provisions) substantially consistent with the Company’s and any Subsidiary’s standard forms thereof (complete and current copies of which have been delivered or made available). Each employee of the Company or any Subsidiary has unconditionally and in writing assigned to the Company or any Subsidiary any and all rights in Intellectual Property that such employee has developed while performing services for the Company or its Subsidiaries or which is used or may be used with or otherwise related to the conduct of the business of the Company and its Subsidiaries as it is currently conducted. Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the business of the Company and its Subsidiaries.
          (n) The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Schedule 5.12(a)(i). The registration of each such domain name is free and clear of all Encumbrances and is in full force and effect. The Company and its Subsidiaries have paid all fees required to maintain each registration. Neither the Company’s nor its Subsidiaries’ registrations or uses of the domain names have been disturbed or placed “on hold” and neither the Company nor its Subsidiaries have received written notice of any claim asserted against the Company or its Subsidiaries adverse to its rights to such domain names.
          (o) All Software, whether owned by the Company or its Subsidiaries or licensed from any other Person, is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation, conforms to the specifications thereof. No Software, whether owned by the Company or its Subsidiaries or licensed from any other Person, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. With respect to Software owned by the Company or its Subsidiaries, the applications thereof can be compiled from the associated source code without undue burden.
          (p) Except as set forth in Schedule 5.12(p), none of the Company Software Products or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Software Products , (ii) prohibits or limits the Company or its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software Products, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company or its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Software Products, or (iv) requires the licensing of any Company Software Product for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification but not limitation, the term “Limited Licenses” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). None of the Company Software Products incorporate, or are distributed with, any Software that is subject to a Limited License, nor does any Company Software Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.
          (q) No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. No current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. Neither the Company nor its Subsidiaries is a party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the Ordinary Course of Business pursuant to a non-exclusive license to any Company Software Product.
          (r) Schedule 5.12(r) contains a complete and accurate list of all industry standards bodies or similar organizations that the Company and any subsidiary is now or ever was a member or promoter of, or a contributor to, or otherwise participated in, provided that the mere act of implementing a standard shall not be deemed to cause the Company or any Subsidiary to be considered a member, promoter, contributor or participant in a standards body or similar organization. The Company and its Subsidiaries have provided to the Buyer complete and accurate copies of all Contracts, policies and rules to which the Company and any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to Intellectual Property of each standards body or similar organization identified in Schedule 5.12(r).

     Section 5.13 Absence of Certain Changes. Except as set forth on Schedule 5.13 hereto and pursuant to the transactions contemplated by this Agreement, since the Reference Balance Sheet Date the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business, and have not engaged in any transaction other than according to past practices in the Ordinary Course of Business and there has not occurred (i) any Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or its Subsidiaries that is material to the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Company’s or its Subsidiaries capital stock or repurchase, redemption or other reacquisition of any shares of capital stock or other securities of the Company or its Subsidiaries; (iv) any change in the Company’s or its Subsidiaries’ Accounting Principles, practices or methods; (v) any change in any material Tax election or Tax accounting method or any settlement or compromise of any Tax liability or (vi) any agreement or commitment to take any of the actions referred to in clauses (iii) through (v) above. Since the Reference Balance Sheet Date, except as set forth in Schedule 5.13 hereto, there has not been any increase in the compensation payable or that could become payable by the Company or its Subsidiaries to (x) any officers of the Company or its Subsidiaries or (y) any Designated Employees of the Company or its Subsidiaries, nor has there occurred any amendment of any of its Compensation and Benefit Plans.
     Section 5.14 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet represent valid obligations owing to the Company or its Subsidiaries and are fully collectible by the Company or its Subsidiaries, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet. The accounts receivable arising from the Reference Balance Sheet Date through the Closing Date and included in the Statement of Working Capital will represent valid obligations owing to the Company, and, subject to the reserve for doubtful accounts appearing on the Statement of Working Capital, will be fully collectible by the Company.
     Section 5.15 Bank Accounts. Schedule 5.15 hereto sets forth a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and its Subsidiaries and those persons authorized to sign thereon as of the date of this Agreement.
     Section 5.16 Compliance With Law. (a) Except as set forth in Schedule 5.16 hereto, the business of the Company or any Subsidiary has not been, and is not being, conducted in violation of any law, ordinance, regulation, treaty, judgment, order (whether temporary, preliminary or permanent), decree, arbitration award, license or permit of any Governmental Entity (collectively, “Laws”). No action, demand, requirement, or, to the Company’s knowledge, investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries or affecting any of its properties or assets is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the Company’s knowledge, no change is required in its processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof.

          (b) The Company and its Subsidiaries have in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and other assets and to carry on their business and operations as presently conducted. All such Permits are set forth on Schedule 5.16(b) hereto. There has occurred no default under, or violation of, any such Permit, which has not been cured, and each such Permit is in full force and effect. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not result in a violation of or default under and will not cause the revocation or cancellation of any such Permit. The Company and its Subsidiaries have not received any communication or otherwise have knowledge of any facts which have, after reasonable inquiry, led it to believe that any of the Permits are not currently in good standing. The Company and its Subsidiaries have kept all required records and have filed with Governmental Entities all required notices, supplemental applications and annual or other reports required for the operation of the Company’s business.
     Section 5.17 Environmental Matters. (a) Except as disclosed in Schedule 5.17 hereto: (i) the Company and any Subsidiary has complied with all applicable Environmental Laws; (ii) neither the Company nor any Subsidiary has any liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently owned or operated by the Company; (iii) neither the Company nor any Subsidiary has any liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties formerly owned or operated by the Company or its Subsidiaries; (iv) neither the Company nor any Subsidiary has any liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any Subsidiary is in violation of or has any liability under any Environmental Law for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any Subsidiary is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (viii) to the Company’s knowledge, after reasonable inquiry, there are no circumstances or conditions involving the Company that would result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law; (ix) to the Company’s knowledge none of the properties the Company or any Subsidiary leases or otherwise occupies contain any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would result in liability under any Environmental Law; and (x) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would result in any liability under any Environmental Law.
          (b) As used herein, the term “Environmental Law” means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement applicable to the Company or any Subsidiary relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste water or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
          (c) As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
     Section 5.18 Contracts and Commitments. (a) Except as set forth on Schedule 5.18(a) hereto, neither the Company, any Subsidiary nor any of their properties or other assets is subject to any:
                  (i) covenant not to compete or other covenant (i) limiting or restricting the development, manufacture, marketing, distribution or sale of any of the products or services of the Company and any Subsidiary or (ii) limiting or restricting the ability of the Company or any Subsidiary to compete with any other Person in any particular market or line of business or, or any other covenant restricting or prohibiting the Company or any Subsidiary from transacting business or dealing in any manner with any other Person;
                  (ii) Contract with any Affiliate or stockholder of the Company or any Subsidiary or, except for contracts regarding management, employment, service, consulting, severance or other similar type of Contract, any director, officer, or employee of the Company or any Subsidiary;
                  (iii) Contract that contains any “most-favored nation” or “most-favored customer” clause;
                  (iv) advertising Contract requiring expenditures or fees in excess of $10,000 in any twelve-month period;
                  (v) continuing Contract for the future purchase or price of raw materials, supplies or equipment which involves or would reasonably be expected to involve the payment by the Company or any Subsidiary of more than $50,000 in any twelve month period or which contain minimum purchase conditions or requirements in excess of $50,000 in any twelve month period or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary;
                  (vi) management, employment, service, consulting, severance or other similar type of Contract, in each case;
                  (vii) mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement granting an Encumbrance upon any of the properties or assets of the Company;

                  (viii) Contract regarding the release, transportation or disposal of Hazardous Substances, or the clean-up, abatement or other action relating to Hazardous Substances or Environmental Laws;
                  (ix) Contract establishing or creating any partnership, joint venture, limited liability company, limited liability partnership or similar entity;
                  (x) Contract to make any capital expenditures or capital additions or improvements with commitment in excess of $100,000;
                  (xi) Contract relating to the storage or warehousing of any inventory or products of the Company or any Subsidiary, or the charter or purchase of transportation or shipping services, in each case with commitment in excess of $5,000;
                  (xii) guarantees or other Contracts obligating the Company or its Subsidiaries with regard to the indebtedness of any Person;
                  (xiii) Contract providing for the indemnification of any current or former director, officer or employee of the Company or any Subsidiary;
                  (xiv) Contract relating to the sale or disposition of any assets (including stock or other equity interests in another entity) or property of the Company or any of its Subsidiaries, except any sale or disposition in the Ordinary Course of Business; or
                  (xv) any other material Contract to which the Company is a party or by which it or any of its assets are bound.
     Contracts required to be disclosed on Schedule 5.18(a) hereto pursuant to this Section 5.18(a) are hereinafter referred to as “Material Contracts.”
                  (b) Each Material Contract that requires or may require the consent or waiver of a third party prior to consummation of the transactions contemplated by this Agreement in order to avoid a breach or violation of, or default under, such Material Contract is identified and marked by an asterisk on Schedule 5.18(a) hereto. Each Material Contract is a valid and binding obligation of the Company or a Subsidiary, in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Neither the Company, any Subsidiary nor, to the Company’s knowledge, any other party to any Material Contract, is in violation of or in default under any Material Contract, nor, to the Company’s knowledge, has any event occurred or circumstance or condition exist, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a violation of or default under any Material Contract, (ii) give any party the right to cancel or terminate or modify any Material Contract or (iii) give any party to any Material Contract the right to seek damages or other remedies. Except as set forth in Schedule 5.18(b) hereto, there have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.

     Section 5.19 Insurance. (a) Schedule 5.19 hereto sets forth (i) the policies of insurance presently in force covering the Company and any Subsidiary including, without restricting the generality of the foregoing, those covering public and product liability, personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company’s and any Subsidiary’s premiums and losses by year, by type of coverage, for the past three years based on information received from the Company’s and any Subsidiary’s insurance carrier(s); (iii) all outstanding insurance claims by the Company and any Subsidiary for damage to or loss of property or income which have been referred to insurers or which the Company and any Subsidiary believe to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company and any Subsidiary for the past three years, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company and any Subsidiary under which the Company or any Subsidiary indemnifies any other Person or is required to carry insurance for the benefit of any other Person. The Company has heretofore delivered to the Buyer complete and correct copies of the policies and agreements set forth on Schedule 5.19 hereto.
          (b) The insurance policies set forth on Schedule 5.19 hereto are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of applicable Law and all agreements relating to the Company and any Subsidiary; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of its business; will remain in full force and effect through the respective dates set forth on Schedule 5.19 hereto without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has been refused any insurance, by any insurance carrier to which the Company or any Subsidiary has applied for any such insurance or with which the Company or any Subsidiary has carried insurance during the last three years.
     Section 5.20 Affiliate Interests. (a) Except as set forth in Schedule 5.20(a) hereto, since December 31, 2004 there have been no transactions, agreements, arrangements, understandings, obligations, liabilities or claims (“Affiliate Arrangements”) between the Company and a Person (i) that is an Affiliate of the Company or any Subsidiary (other than the Company or any Subsidiary) or (ii) with respect to which any Affiliate of the Company or any Subsidiary, or any member of the immediate family of any such Affiliate, owns more than 10% of the voting equity of such Person. All such Affiliate Arrangements were entered into in the Ordinary Course of Business and on commercially reasonable terms and conditions.
          (b) Except as set forth in Schedule 5.20(b) hereto, no stockholder, employee, officer or director of the Company or any Subsidiary has any material interest (aside from any Company Stock held by such person) in any property, real or personal, tangible or intangible, including without limitation inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Subsidiary.
     Section 5.21 Distributors, Suppliers and Customers. Schedule 5.21 hereto identifies the twenty (20) largest suppliers, distributors and customers of the Company, together with the dollar amount of business done by the Company or any Subsidiary with such supplier, distributor or customer during 2004 and the eight months ended August 31, 2005. No supplier, distributor or customer to the Company or any Subsidiary listed on Schedule 5.21 has cancelled or otherwise terminated, or to the Company’s knowledge threatened to cancel or otherwise terminate, its relationship with the Company.
     Section 5.22 Products Liability and Warranty Liability. Except as set forth in Schedule 5.22 hereto, the Company and its Subsidiaries have not received any written notice of any Proceeding related to any damages to any Person caused by the products of the Company and there is no material liability for warranty claims or returns with respect to any of such products not fully reflected on the Reference Balance Sheet. Schedule 5.22 hereto sets forth a description of all product warranty claims with respect to products of the Company during the three years immediately preceding the date hereof. The Company has previously delivered to the Buyer a materially complete and accurate copy of each express warranty relating to any product of the Company.
     Section 5.23 Disclosure. No representations or warranties by the Company in this Agreement, including the Schedules hereto, contains any untrue statement of material fact or omits or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading. To the Company’s knowledge, there is no fact which has had or would have a Material Adverse Effect which has not been set forth in this Agreement, the Schedules hereto or the Financial Statements. The Company has furnished or caused to be furnished to the Buyer complete and correct copies of all Contracts or other documents referred to in the Schedules hereto or underlying a disclosure of the Company set forth in the Schedules hereto that has been requested by the Buyer.
     Section 5.24 Brokers and Finders. None of the Company, the Stockholders and any of the Company’s officers, directors or employees has employed any investment bank, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except that the Company has engaged Updata Capital, Inc. as its financial adviser, the fees with respect to which will be paid by the Stockholders.
     Section 5.25 Vote Required. The affirmative vote of the holders of record of at least (i) a majority of the outstanding shares of Common Stock and (ii) sixty-seven (67%) of the outstanding shares of Series B Stock and Series A Stock, on an as-if-converted to Common Stock basis, with respect to the approval of this Agreement and the Merger (the “Stockholder Approval”), is sufficient to approve this Agreement, the Merger and the other transactions contemplated hereby.
     Section 5.26 Credit Agreement. The Company has provided to the Buyer a complete and correct copy of the Credit Agreement, including all amendments, ancillary documentation and correspondence related thereto. Except as set forth on Schedule 5.26, no action has been taken by Silicon Valley Bank with respect to any rights or remedies under the Credit Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING STOCKHOLDERS
     Each Indemnifying Stockholder, severally and not jointly, each as to itself hereby represents and warrants to the Buyer and Newco that:
     Section 6.1 Indemnifying Stockholders; Authority. Each Indemnifying Stockholder has the legal right and capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Indemnifying Stockholder and constitutes the valid, binding and enforceable obligation of such Indemnifying Stockholder, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     Section 6.2 Governmental Filings; No Violation. (a) Except as may be required to be made by such Indemnifying Stockholder under applicable state securities or blue sky laws and as set forth on Schedule 6.2(a) hereto, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Indemnifying Stockholder from any Governmental Entity in connection with the execution and delivery of this Agreement by such Indemnifying Stockholder and the consummation by such Indemnifying Stockholder of the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of any Law or governmental or non-governmental permit or license to which such Indemnifying Stockholder is subject.
     Section 6.3 Litigation. There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to such Indemnifying Stockholder’s knowledge, threatened against or affecting such Indemnifying Stockholder or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting such Indemnifying Stockholder or any of its properties or rights that is reasonably likely, either individually or in the aggregate, to delay the ability of the Indemnifying Stockholder to consummate the transactions contemplated by this Agreement.
     Section 6.4 Compliance with Law. Such Indemnifying Stockholder is not in violation of any Law, with respect to its ownership of its shares of Company Stock or its ability to consummate the transactions contemplated by this Agreement.
     Section 6.5 Ownership of Shares. Such Indemnifying Stockholder is the legal and beneficial owner of the shares set forth opposite such Indemnifying Stockholder’s name on Schedule A hereto free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws. Upon the delivery of such Indemnifying Stockholder’s shares in the manner contemplated under Section 2.3, the Buyer will acquire the beneficial and legal, valid and indefeasible title to such shares of Company Stock, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO
     The Buyer hereby represents and warrants to the Company and Stockholders that:
     Section 7.1 Organization of the Buyer; Authority; Due Execution. (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the Buyer’s ability to consummate the transactions contemplated by this Agreement.
          (b) The Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid, binding and enforceable obligation of the Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     Section 7.2 Organization of Newco; Authority; Due Execution. (a) Newco was established for the purpose of the Merger and the transactions contemplated by this Agreement. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair Newco’s ability to consummate the transactions contemplated by this Agreement.
          (b) Newco has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Newco and constitutes the valid, binding and enforceable obligation of Newco, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     Section 7.3 Governmental Filings; No Violation. (a) No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer from any Governmental Entity in connection with the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the certificate of incorporation or bylaws or other governing documents of the Buyer, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an Encumbrance on any assets of the Buyer pursuant to any Contract that is binding upon the Buyer or any Law or governmental or non-governmental permit or license to which the Buyer is subject or (C) any change in the rights or obligations of any party under any of the Buyer’s Contracts.
     Section 7.4 Litigation. Except as set forth on Schedule 7.4, there is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to the Buyer’s knowledge, threatened against or affecting the Buyer or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Buyer or any of its properties or rights. None of the Proceedings is reasonably likely, either individually or in the aggregate, to delay the Buyer’s ability to consummate the transactions contemplated by this Agreement.
     Section 7.5 Compliance with Law. The Buyer is not in violation of any Law, that would impair the Buyer’s ability to consummate the transactions contemplated by this Agreement.
     Section 7.6 Brokers and Finders. The Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
     Section 7.7 Sufficiency of Resources. Buyer has available to it without restriction adequate funds sufficient to pay the Closing Merger Consideration and Escrow Deposit at the Closing.

ARTICLE 8
CERTAIN COVENANTS AND AGREEMENTS OF THE
COMPANY, STOCKHOLDERS AND THE BUYER
     Section 8.1 Conduct of Business Prior to the Closing Date. From the date of this Agreement until the Closing, (i) the Company and its Subsidiaries shall conduct and the Stockholders shall cause the Company and its Subsidiaries to conduct their business in the Ordinary Course of Business and not in a manner representing a new strategic direction for the Company or any Subsidiary and (ii) the Company and its Subsidiaries shall use their commercially reasonable best efforts to maintain satisfactory relationships with suppliers, customers and others having material business relationships with it in respect of its business. Without limiting the generality of the foregoing, except with the prior written consent of the Buyer or as set forth in the corresponding subsections of Schedule 8.1 hereto, from the date hereof until the Closing Date, except as contemplated by Section 2, the Company and its Subsidiaries will not and the Stockholders shall cause the Company and its Subsidiaries not to:
          (a) adopt or propose any change in its certificate of incorporation or by-laws;
          (b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;
          (c) except with respect to the transfer by Softbank Contents Fund to SBI Incubation, Co. Ltd. of all its shares of capital stock of the Company, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company;
          (d) (i) split, combine, subdivide or reclassify its outstanding shares of capital stock; (ii) declare, set aside or pay any dividend or other distribution payable in stock or property with respect to its capital stock, or (iii) declare, set aside or pay any dividend or other distribution payable in cash with respect to its capital stock;
          (e) redeem, purchase or otherwise acquire directly or indirectly any of the Company’s capital stock;
          (f) make or commit to make any capital expenditure in excess of $10,000;
          (g) make or commit to make any expenditure in excess of $10,000 from working capital for operations;
          (h) incur any expenses for consulting fees, bonuses and other extraordinary expenses in excess of $10,000;
          (i) (i) increase the compensation or benefits of any director, officer or employee, except as required under any existing agreement or commitment; (ii) enter into (or adopt) any new, or amend any existing, Compensation and Benefit Plan; or (iii) hire any new employee at the level of director or manager or above;

          (j) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or a portion of the assets of, or by any other manner acquire any business or any Person or division thereof;
          (k) sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any assets or property except pursuant to existing contracts or commitments or with respect to the sale of products or services of the Company in the Ordinary Course of Business;
          (l) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its tangible or intangible assets or properties;
          (m) pay, discharge or satisfy any claims, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Reference Balance Sheet, or incurred subsequent to the Reference Balance Sheet Date in the Ordinary Course of Business (and, in any case, only if the amount involved is less than $5,000);
          (n) (i) enter into any license or other Contract with respect to the Intellectual Property owned by the Company or (ii) enter into any consulting or independent contracting arrangement;
          (o) directly or indirectly, engage in any transaction with, or enter into any Contract with, any director, officer, stockholder or Affiliate of the Company or any individual known to the Company to be a family member of any such Person;
          (p) change any method of accounting or accounting practice used by it except any change required by reason of a concurrent change in GAAP;
          (q) amend, modify or otherwise change the terms of any existing Contract to accelerate the payments due to the Company thereunder;
          (r) enter into any joint venture, partnership or other similar arrangement;
          (s) (i) make or change any Tax election or Tax accounting method, (ii) settle any Tax audit, (iii) file any amended Tax Return or (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;
          (t) enter into any Contract that limits the ability of the Company, or would limit the ability of the Buyer after the Closing, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

          (u) enter into any Contract relating to the research, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of products or services of the Company or products licensed by the Company, or the Intellectual Property of the Company, other than (x) confidentiality agreements entered into in the Ordinary Course of Business containing customary terms which do not impose any obligations on the Company other than those relating to the treatment of confidential information, and (y) pursuant to any such Contracts currently in place (that have been disclosed in writing to Buyer prior to the date hereof) in accordance with their terms as of the date hereof;
          (v) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder;
          (w) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or other assets of the Company under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any alteration of, any provision of such Contract;
          (x) take any action that would reasonably be expected to cause any of the representations and warranties of the Stockholders and the Company not to be true and correct as of the date of such action or as of the Closing or otherwise prevent, delay or impede the consummation of the transaction contemplated hereby; and
          (y) agree or commit to do any of the foregoing.
     Section 8.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company, each Indemnifying Stockholder and the Buyer shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Article 9 to be satisfied. Without limiting the generality of the foregoing, each Indemnifying Stockholder will not, except as provided in this Agreement, sell, transfer, pledge, hypothecate, or otherwise dispose of or encumber any of the shares of Company held by such Indemnifying Stockholder.
     Section 8.3 Expenses and Fees. Whether or not the Closing is consummated, all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Buyer and all costs and expenses incurred by the Company, any Subsidiary or the Stockholders in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Stockholders. In accordance with the foregoing, an amount equal to $2,407,650 of the Merger Consideration (the “Company Expenses Fund”) shall be reserved from the consideration payable to the Stockholders at Closing and shall be paid by the Payment Agent pursuant to the payment agent instructions in connection with (i) the Company’s expenses (including banker fees, legal expenses, and a reserve for the administrative expenses of the Stockholders’ Representative) associated with the transactions contemplated by this Agreement and (ii) the Management Incentive Plan, with any excess amount to be paid into and to become part of the Escrow Deposit.
     Section 8.4 Access to Information and Confidentiality. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall afford the Buyer’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) access, during normal business hours throughout the period prior to the Closing, to the Company’s or any Subsidiary’s properties, books, contracts and records and, during such period, each shall furnish promptly to the other all information concerning its business, properties, results of operations and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any Stockholder. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or the Buyer, as the case may be, or such Person as may be designated by either of its officers. The parties will hold any such information which is nonpublic in confidence pursuant to the terms of the confidentiality agreement, dated July 6, 2005, between the Company and the Buyer (the “Non-Disclosure Agreement”). Nothing in this Section 8.4 will modify or alter the provisions of the Non-Disclosure Agreement.
     Section 8.5 No Solicitation. The Indemnifying Stockholders and the Company shall not, and shall direct each of their respective Affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any nonpublic information to, any Person concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or enter into any agreement with respect thereto. The Indemnifying Stockholders and the Company will promptly communicate to the Buyer the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.
     Section 8.6 Public Announcements. The Parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of the Buyer and the Indemnifying Stockholders (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable Law, in which case the Party required to make the release, announcement or disclosure shall allow the Buyer and the Indemnifying Stockholders reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure.
     Section 8.7 Tax Matters. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among the Buyer, the Indemnifying Stockholders and the Company for certain Tax matters following the Closing Date:
          (a) The Indemnifying Stockholders shall have responsibility for, and shall pay or cause to be paid when due, any and all Taxes relating to the Company or its Subsidiaries for or relating to any Tax period (or portion thereof, including any Overlap Period) ending on or before the Closing Date, except for Taxes accrued or reserved for on the Financial Statements. The

Indemnifying Stockholders shall timely prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries for all Tax periods ending on or before the Closing Date and shall pay the Taxes shown as due on such Tax Returns. Prior to the filing of any such Tax Return that was not filed before the Closing Date, the Indemnifying Stockholders shall provide the Buyer with a substantially final draft of such Tax Return at least fifteen (15) Business Days prior to the due date for such Tax Return. The Buyer shall notify the Indemnifying Stockholders of any objections that the Buyer may have to any items set forth in any such draft Tax Return, and the Buyer and the Indemnifying Stockholders shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company with respect to Tax Returns concerning the income, properties or operations of the Company and its Subsidiaries, except as otherwise required by law or regulation or otherwise agreed to in writing by the Buyer prior to the filing thereof.
          (b) Buyer shall cause the Company and its Subsidiaries to file any Tax Returns for or relating to a Tax period beginning on or before the Closing Date and ending after the Closing Date (an “Overlap Period”), and Buyer shall pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. Any Taxes with respect to the Company or its Subsidiaries that relate to an Overlap Period shall be apportioned between the Indemnifying Stockholders and Buyer, (i) in the case of real and personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, as determined from the books and records of the Company during the portion of such Overlap Period ending on and including the Closing Date and the portion of such Overlap Period beginning on the day following the Closing Date consistent with the past practices of the Company and its Subsidiaries. The Indemnifying Stockholders shall pay Buyer any Taxes attributable to the portion of any Overlap Period ending on and including the Closing Date (except for Taxes accrued or reserved for on the Financial Statements) to the extent not already paid prior to the Closing Date within five (5) business days of receipt of notice of such filing by Buyer, which notice shall set forth in reasonable detail the calculations regarding Indemnifying Stockholders’ share of such Taxes.
          (c) The Buyer shall have the exclusive right to represent the interests of the Company and its Subsidiaries in any and all Tax audits or administrative or court proceedings relating to Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date; provided, however, that the Indemnifying Stockholders shall have the right to participate in any such audit or proceeding and to employ counsel of their choice for purposes of such participation. In the event that the Buyer proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to the Company or its Subsidiaries for any taxable period ending on or before the Closing Date, the Indemnifying Stockholders shall have the right to review such proposed compromise, settlement, consent or agreement. Without the prior written consent of the Stockholders’ Representative, which shall not be unreasonably withheld or delayed, the Buyer shall not agree or consent to compromise or settle any issue or claim arising in any such audit or proceeding, or otherwise agree to or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the Stockholder or the Company or its Subsidiaries for any period ending on or prior to Closing Date. To the extent any determination of Tax liability of the Company or any Subsidiary attributable to any Tax period (or portion thereof) ending on or before the Closing

Date, whether as a result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund or credit of Taxes paid, Buyer shall promptly pay any such refund or credit, and the interest actually received thereon, to the Indemnifying Stockholders upon receipt thereof by the Company or any Subsidiary, net of any cost to the Buyer, the Company or any Subsidiary.
          (d) Each Stockholder agrees to promptly notify the Buyer in writing upon receipt by such Stockholder or any affiliate of such Stockholder of notice received by such stockholder of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or its Subsidiaries.
          (e) After the Closing Date, the Buyer and each Stockholder agree to provide each other with such cooperation and information relating to the Company or any Subsidiary as any other party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 8.7(e).
          (f) The Company shall deliver to the IRS and the Buyer before the Closing Date an affidavit in the form of Exhibit F to the effect that the Company is not a United States real property holding corporation within the meaning of Code Section 897.
          (g) The Indemnifying Stockholders shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes imposed with respect of their transfer of Company Stock pursuant to the transactions contemplated under this Agreement, and shall file all necessary returns, reports or other filings with respect to all such Taxes.
          (h) Buyer shall cause the Company and its Subsidiaries to pay over to the relevant governmental authority any Taxes withheld as contemplated by Revised Schedule A.
     Section 8.8 Statement of Working Capital. At least two (2) days prior to the Closing, the Company will prepare, or cause to be prepared by its independent accountant, a statement of working capital (the “Statement of Working Capital”) setting forth (i) the Current Assets and Current Liabilities of the Company and (ii) the Net Working Capital of the Company, in each case available as of the Closing Date. For purposes of this Agreement, (A) “Current Assets” shall mean all Cash and accounts receivable of the Company, that in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied and consistent with the accounting principles, policies and procedures of the Company applied in preparing the Reference Balance Sheet (the “Accounting Principles”), constitute current assets of the Company, (B) “Current Liabilities” shall mean all accounts payable of the Company that in accordance with GAAP consistently applied and consistent with the Accounting Principles, constitute current liabilities of the Company, and (C) “Net Working Capital” shall mean Current Assets minus Current Liabilities. For the avoidance of doubt, “Current Liabilities” shall include any litigation expenses (which, for the avoidance of doubt, shall include any settlement amounts)

relating to the Reserved Litigation Matters, to the extent such expenses constitute a current obligation of the Company.
     Section 8.9 Stockholder Arrangements. The Company and Indemnifying Stockholders shall procure an agreement among the Stockholders that effective as of Closing, shall terminate (i) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 30, 2003, by and among the Company and each person listed on Exhibit A thereto (the “Co-Sale Agreement”); (ii) the Third Amended and Restated Stockholders Agreement, dated December 30, 2003, by and among the Company and each person listed on Exhibit A thereto (the Stockholder Agreement”) and the Fourth Amended and Restated Voting Agreement (the “Voting Agreement”) and (iv) any other agreement among the Company and its Stockholders (together with the Co-Sale Agreement, the Stockholder Agreement and the Voting Agreement, the “Stockholder Arrangements”) and waive any claims pursuant to the Stockholder Arrangements.
     Section 8.10 Consent Decree. The Company and Indemnifying Stockholders acknowledge that the Buyer has delivered to them a copy of the Final Judgment, dated November 20, 2002, between the Buyer and the U.S. Department of Justice.
     Section 8.11 Reserved Litigation Matters. Except as otherwise required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, settle any Reserved Litigation Matters without the prior written consent of the Buyer, which consent with respect to such Reserved Litigation Matter shall not be unreasonably withheld.
ARTICLE 9
CONDITIONS
     Section 9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) Regulatory Consents. All filings required to be made prior to the Closing by the Company, the Buyer or any Stockholder, and all consents, approvals and authorizations required to be obtained prior to the Closing by the Company, the Buyer or any Stockholder from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, the Buyer or any Stockholder shall have been made or obtained (as the case may be).
          (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.
          (c) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 9.1(b) to not be satisfied.
     Section 9.2 Conditions to Obligations of the Buyer and Newco. The obligation of the Buyer to effect the Closing is also subject to the satisfaction or waiver by the Buyer of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company and each Indemnifying Stockholder shall be true and correct in all material respects (except for those representations and warranties which have already been qualified with respect to materiality and which shall be true in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) and the Buyer shall have received (i) a certificate signed by the Indemnifying Stockholders to such effect and (ii) a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company and Indemnifying Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Buyer shall have received (i) a certificate signed by the Indemnifying Stockholders to such effect (and (ii) a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.
          (c) Consents Under Certain Agreements. The Company shall have obtained the consents and approvals set forth on Schedule 9.2(c) hereto.
          (d) Absence of Certain Changes. No Material Adverse Effect shall have occurred.
          (e) Net Working Capital. Net Working Capital shall be equal to a positive amount at Closing.
          (f) Designated Employees. Each Designated Employee shall have delivered to the Buyer a duly executed Employment Agreement on terms substantially equivalent to the terms each Designated Employee heretofore received from the Company.
          (g) Company Debt Obligee Release and Documentation. Buyer shall have received (i) a release and acknowledgement from the Company Debt Obligee that all liens have been satisfied and Company Debt allocable to such Company Debt Obligee has been paid and (ii) all ancillary documentation satisfactory to Buyer relating to Company Debt.
          (h) Termination of Stock Option Plans. The Company shall have delivered to the Buyer a duly executed resolution of the Board of Directors or the Stockholders (as applicable) evidencing termination of the Stock Plans.

          (i) Termination of 401K Plan. The Company shall have delivered to the Buyer a duly executed resolution of the Board of Directors evidencing termination of the Company’s 401K Plan.
          (j) Bank Accounts. All documentation necessary to change the authorized signatories of the bank accounts of the Company shall have been completed to the satisfaction of the Buyer and all other documents relating to the Company bank accounts shall have been provided to the Buyer.
          (k) Escrow Agreement. The Company, the Indemnifying Stockholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.
          (l) Terminations. The Company shall have delivered to the Buyer evidence satisfactory to the Buyer that the agreements set forth on Schedule 9.2(l) have been terminated.
          (m) Stockholder Consent. The Company shall have obtained the Stockholder Approval.
          (n) Section 280G Approval. The Company shall have obtained approval of the Stockholders in accordance with Section 280G of the Code and the regulations thereunder such that no Stockholders will be subject to any excise tax pursuant to Sections 280G or 4999 of the Code.
     Section 9.3 Conditions to Obligation of the Company and Indemnifying Stockholders. The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Stockholders’ Representative of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which have already been qualified with respect to materiality and therefore shall be true in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) and the Stockholders shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.
          (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Stockholders shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.
          (c) Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE 10
INDEMNIFICATION
     Section 10.1 Indemnification
          (a) Escrow Deposit. At the Closing, Buyer shall deposit the Escrow Deposit with the Escrow Agent. The Escrow Deposit shall be governed by the terms set forth in the Escrow Agreement and shall be available to indemnify the Buyer Indemnified Persons pursuant to the indemnification provisions set forth in this Article 10. Amounts released from the Escrow Deposit to the Stockholders’ Representative shall be distributed to the Indemnifying Stockholders in accordance with the rights of such Indemnifying Stockholders pursuant to Section 2.1.
          (b) Indemnification of the Buyer. Subject to the limits set forth in this Section 10.1, from and after the Closing, each Indemnifying Stockholder agrees, severally but not jointly and in accordance with their respective Indemnity Percentage set forth in Schedule A opposite such Indemnifying Stockholder’s name, to indemnify, defend and hold each of the Buyer, Newco, its Affiliates (including, after the Effective Time, the Company and the Subsidiaries) and their respective officers, directors, stockholders, employees, agents and representatives (the “Buyer Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel including both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision, whether or not related to a Third Party Claim) (collectively, “Losses”), that they may incur arising out of or due to (i) any breach of any representation or warranty of the Company or of the Indemnifying Stockholder contained in this Agreement, (ii) breach of any covenant of the Company or of such Indemnifying Stockholders contained in this Agreement, (iii) liabilities of the Company, any Subsidiary or any Indemnifying Stockholder for any investment banker’s, broker’s or finder’s fees (including any fees of Updata Capital, Inc.) or other fees and expenses, including, but not limited to, legal fees and expenses incurred by the Company, any Subsidiary or the Stockholders in connection with the transactions contemplated by this Agreement, (iv) the Reserved Litigation Matters and (v) any Loss related to a failure to comply with any notice provision contained in a Company Stock Option or Warrant.
          (c) Indemnification of the Stockholders. Subject to the limits set forth in this Section 10.1, from and after the Closing, the Buyer agrees to indemnify, defend and hold the Stockholders and their Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) any breach of any representation or warranty of the Buyer or Newco contained in this Agreement; and (ii) any breach of any covenant of the Buyer or Newco contained in this Agreement.
          (d) Certain Limitations. Anything in this Article 10 to the contrary notwithstanding:

                  (i) Except in the case of fraud, no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to the provisions of Section 10.1(b) or the Seller Indemnified Persons pursuant to the provisions of Section 10.1(c), as the case may be (other than claims related to Sections 5.1, 5.4, 5.9, 5.24, 6.1, 6.5, 7.1, 7.2 and 7.6), from the respective other Party hereunder for any Losses unless and until the total of all Losses indemnifiable exceeds $225,000, (in which case the Buyer Indemnified Person or the Seller Indemnified Person, as applicable, shall be entitled to seek compensation for all such Losses, subject to the other clauses of this Section 10.1(d));
                  (ii) except as set forth in Sections 10.1(d)(iii) and 10.1(d)(iv) and except in the case of fraud, no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to the provisions of Section 10.1(b) in excess of an amount equal to the Escrow Deposit;
                  (iii) except in the case of fraud, no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to the provisions of Section 10.1(b) arising out of or due to any breaches of representations and warranties set forth in Sections 5.3, 5.8, 5.11 and or 5.12 in excess of an amount equal to thirty-five percent (35%) of the Merger Consideration (inclusive of the Escrow Deposit);
                  (iv) no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to the provisions of Section 10.1(b) arising out of or due to any breaches of representations and warranties set forth in Section 5.9 or any claim based on fraud in excess of the Total Indemnifying Stockholder Merger Consideration;
                  (v) further and for the avoidance of doubt, the indemnification obligation of each Indemnifying Stockholder shall in no event exceed the portion of the Total Indemnifying Stockholder Merger Consideration actually paid to such Indemnifying Stockholder pursuant to this Agreement; and
                  (vi) none of the Buyer Indemnified Persons or the Seller Indemnified Persons shall be entitled to recover from the respective other Party hereunder for the same Loss more than once.
          (e) Survival. The representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and will remain in full force and effect thereafter for twenty-four (24) months; provided that (i) such representations and warranties shall survive beyond such period with respect to any breach thereof if written notice thereof shall have been duly given with in such period, (ii) the representations and warranties set forth in Sections 5.9 and 5.11 shall survive the Closing until the lapse of the applicable statute of limitations and (iii) the representations and warranties set forth in Sections 5.1, 5.4, 5.8, 5.12, 5.20, 5.24, 6.1, 6.5, 7.1, 7.2 and 7.6 shall survive for a period of thirty (30) months.
          (f) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 10.1(b) or 10.1(c), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than ninety (90) days, after such Indemnifying Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Party to give notice as provided in this Section 10.1(f) shall not relieve any Indemnifying Party of its obligations under Section 10.1, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within twenty (20) days to acknowledge its obligations to indemnify the Indemnified Party herefor and to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least twenty (20) days notice to the Indemnifying Party (unless the Indemnified Party is obligated by law to respond to any such claim earlier), to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
          (g) No Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.
          (h) Sole Remedy. Except with respect to acts of fraud, willful misconduct or claims relating to any Letter of Transmittal, the indemnification provided for in this Article 10 shall be the sole and exclusive remedy of the Buyer Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein. Notwithstanding anything to the contrary herein, any indemnification obligation that becomes payable to any Buyer

Indemnified Parties pursuant to and in accordance with this Article 10 shall be made first from the Escrow Deposit, until such time as the Escrow Deposit is exhausted or distributed to the Indemnifying Stockholders, and thereafter by the Indemnifying Stockholders; except that any amount that becomes payable pursuant to and in accordance with this Article 10 as a result of a breach of the representations or warranties of any individual Indemnifying Stockholder set forth in Article 6, shall be the responsibility of such Indemnifying Stockholder individually, and shall not be a several obligation of the Indemnifying Stockholders as a group. For the avoidance of doubt, the limitation set forth in Section 10.1(d)(ii) shall continue to apply after distribution of the Escrow Deposit and, subject to the limitation as to amount, shall not otherwise limit claims against Indemnifying Stockholders.
ARTICLE 11
DEFINITIONS
     Section 11.1 Definitions. (a) For purposes of this Agreement:
     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Aggregate Liquidation Preference” means the sum of the Series A Liquidation Preference, the Series A-2 Liquidation Preference, the Series B Liquidation Preference and the Series B-2 Liquidation Preference.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.
     “Buyer’s knowledge” means a fact, event, circumstance or occurrence shall be within the “Buyer’s knowledge” if such fact, event, circumstance or occurrence is actually known by any of George Cox or James McGarry or would have been known after reasonable inquiry.
     “Cash” means cash and cash equivalents, including marketable securities, short-term investments and certificates of deposit (whether or not pledged as collateral) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
     “Certificate of Incorporation” means the Certificate of Incorporation of the Company.
     “Closing Indemnifying Stockholder Merger Consideration” means the Total Indemnifying Stockholder Merger Consideration minus the Escrow Deposit.
     “Closing Merger Consideration” means the Closing Indemnifying Stockholder Merger Consideration and the Total Remaining Stockholder Merger Consideration and the Company Expenses Fund.

     “Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.
     “Company Debt” means, with respect to the Company at any date of determination (i) all obligations of the Company pursuant to the Revolving Line of Credit with Silicon Valley Bank and (ii) $350,000.
     “Company Stock” means, collectively, Common Stock and the Preferred Stock.
     “Company’s knowledge” means a fact, event, circumstance or occurrence shall be within the “Company’s knowledge” if such fact, event, circumstance or occurrence is or was actually known by any of Jocelyn Starzak, John Young, Dave Ellison or Steve Schneider or would have been known after reasonable inquiry.
     “Contract” means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Copyrights” mean all registered copyrights and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.
     “Credit Agreement” means the agreement between the Company and Silicon Valley Bank dated September 23, 2004.
     “Designated Employees” means Dave Ellison, Sharon Melcher, John de Wit, Mike Gundling, Tony Hampton, and Steve Lilley.
     “DGCL” shall mean the Delaware General Corporation Law.
     “Encumbrance” means, with respect to any property or asset, any lien, mortgage, pledge, security interest, and other encumbrance.
     “Escrow Deposit” means the amount of $4,700,000.
     “Escrow Deposit Per Indemnifying Stockholder” means the pro rata amount of the Escrow Deposit allocable to each Indemnifying Stockholder in accordance with Schedule A.
     “Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any license agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.
     “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether alone or together with other changes, events, violations, inaccuracies, circumstances or effects) that would be materially adverse to the business, properties, assets (including intangible assets), liabilities, results of operations of the Company; provided, however, that none of the following shall be considered when determining whether there has been a Material Adverse Effect: (a) any change that results from changes affecting generally the industry or industries in which the Company participates, (b) any change that results from changes affecting generally the U.S. economy as a whole, (c) any change in the financial, banking, or securities markets or (d) any adverse change in or effect on the business, properties, assets (including intangible assets), liabilities, results of operations or prospects of the Company that is cured by the Company before the earlier of (i) the Closing Date, or (ii) the date on which this Agreement is terminated pursuant to Section 4.3.
     “Management Incentive Plan” means that certain Management Incentive Plan, effective as of September 30, 2005, among the Company and certain key employees of the Company, attached hereto as Exhibit G.
     “Net Merger Consideration” means the Merger Consideration minus the Company Expenses Fund.
     “Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to frequency and amount).
     “Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold, right, title and interest.
     “Parties” means the parties to this Agreement.
     “Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.
     “Per Common Share Consideration” means the Net Merger Consideration minus the Aggregate Liquidation Preference, and then such amount divided by the aggregate number of shares of Common Stock (including any shares of Common Stock (i) issued or issuable to the holders of options or Warrants that are exercised in connection with the Closing or (ii) attributable to the deemed conversion of the shares of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock in accordance with paragraphs (a) through (d) of Section 2.1) outstanding immediately prior to the Effective Time.
     “Permitted Encumbrances” means: (i) Encumbrances reflected in the Reference Balance Sheet (ii) Encumbrances for current taxes not yet due and payable and (iii) Encumbrances that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.
     “Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.
     “Remaining Stockholders” means all Stockholders other than the Indemnifying Stockholders.
     “Reserved Litigation Matters” means the litigation matters listed on Schedule 10.1(a)(iv) hereto, but excluding any amount included as a Current Liability pursuant to Section 8.8.
     “Revolving Line of Credit” means that certain Revolving Line of Credit, dated as of September 23, 2004, between the Company and Silicon Valley Bank.
     “Series A Liquidation Preference” means $0.02947 per share of Series A Preferred Stock.
     “Series A-2 Liquidation Preference” means $0.014735 per share of Series A-2 Preferred Stock.
     “Series B Liquidation Preference” means $1.625875 per share of Series B Preferred Stock, plus accrued but unpaid dividends per share of $.11381629.
     “Series B-2 Liquidation Preference” means $1.625875 per share of Series B-2 Preferred Stock.
     “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software, used or held for use in any way in connection with the conduct of the Company’s business.
     “Stockholders” means the holders of Company Stock (including any holder of Company Stock as a result of the exercise or conversion of options or Warrants pursuant to this Agreement).
     “Subsidiary” means any corporation of which the Company, directly or indirectly, owns or controls capital stock representing more than fifty percent (50%) of the general voting power under ordinary circumstances of such Person.
     “Total Indemnifying Stockholder Merger Consideration” means the sum of (i) the Aggregate Liquidation Preference, and (ii) the Per Common Share Consideration allocable to the Indemnifying Stockholders as reflected for convenience on Schedule A.
     “Total Remaining Stockholder Merger Consideration” means the sum of (i) the Aggregate Liquidation Preference, if any, and (ii) the Per Common Share Consideration allocable to the Remaining Stockholders as reflected for convenience on Schedule A.
     “Trademarks” mean all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.
     “Warrants” means those certain warrants described on Schedule 5.4(b) to this Agreement.
          (b) The following terms have the meanings set forth in the Sections set forth below:

Term	Section
2004 Financial Statements	5.3(a)(ii)
Accounting Principles	8.8
Affiliate	11.1(a)
Affiliate Arrangements	5.20(a)
Agreement	Preamble
Business Day	11.1(a)
Buyer	Preamble
Buyer Indemnified Persons	10.1(b)
Buyer’s knowledge	11.1(a)
Cash	11.1(a)
Certificate	2.3(c)
Certificate of Incorporation	11.1(a)
Certificate of Merger	1.2
Closing	4.1

Term	Section
Closing Date	4.1
Closing Indemnifying Stockholder Merger	11.1(a)
Consideration
Closing Merger Consideration	11.1(a)
Code	11.1(a)
Company	Preamble
Company Debt	11.1(a)
Company Debt Obligee	3.1(a)
Common Stock	5.4
Company Leased Property	5.7
Company Leases	5.7
Company’s knowledge	11.1(a)
Company Stock Option	2.2
Compensation and Benefit Plans	5.11(a)
Company Expenses Fund	8.3
Company Software Products	5.12(i)
Company Stock	5.4
Contract	11.1(a)
Control	11.1(a)
Copyrights	11.1(a)
Co-Sale Agreement	8.9
Credit Agreement	11.1(a)
Current Assets	8.8
Current Liabilities	8.8
Designated Employees	11.1(a)
DGCL	11.1(a)
Dissenting Shares	2.1(h)
Effective Time	1.2
Employment Agreement	4.2(a)(ii)
Encumbrance	11.1(a)
Environmental Law	5.17(b)
ERISA	5.11(b)
Escrow Agent	3.1(c)(ii)
Escrow Agreement	3.1(c)(ii)
Escrow Deposit	11.1(a)
Escrow Deposit Per Indemnifying Stockholder	11.1(a)
Escrow Funding Agreement	3.2
Exchange Agency Agreement	2.3(a)
Financial Statements	5.3(a)
GAAP	8.8
Governmental Consents	9.1(a)
Governmental Entity	5.2(a)
Hazardous Substance	5.17(c)
Indemnifying Party	10.1(f)

Term	Section
Indemnifying Stockholder	Preamble
Indemnity Percentage	3.2(iv)
Intellectual Property	11.1(a)
Interim Financial Statements	5.3(a)(iv)
IRS	5.11(b)
Laws	5.16(a)
Letter of Transmittal	2.3(c)
Limited License	5.12(p)
Losses	10.1(b)
Management Incentive Plan	11.1(a)
Material Adverse Effect	11.1(a)
Material Contracts	5.18(a)
Merger	1st recital
Merger Consideration	3.1(a)
Net Merger Consideration	11.1(a)
Net Working Capital	8.8
Newco	Preamble
Newco Common Stock	2.1(f)
Non-Disclosure Agreement	8.4
Ordinary Course of Business	11.1(a)
Overlap Period	8.7(b)
Owned Intellectual Property	11.1(a)
Parties	11.1(a)
Patents	11.1(a)
Payment Agent	2.3(a)
Pension Plan	5.11(b)
Per Common Share Consideration	11.1(a)
Permits	5.16(b)
Permitted Encumbrances	11.1(a)
Person	11.1(a)
Personal Property	5.6
Preferred Stock	5.4
Proceedings	5.5
Reference Balance Sheet	5.3(a)
Reference Balance Sheet Date	5.3(a)
Remaining Stockholders	11.1(a)
Representatives	8.4
Reserved Litigation Matters	11.1(a)
Revised Schedule A	3.2
Revolving Line of Credit	11.1(a)
Seller Indemnified Persons	10.1(c)
Series A Liquidation Preference	11.1(a)
Series A-2 Liquidation Preference	11.1(a)
Series A Stock	5.4

Term	Section
Series A-2 Stock	5.4
Series B Liquidation Preference	11.1(a)
Series B-2 Liquidation Preference	11.1(a)
Series B Stock	5.4
Series B-2 Stock	5.4
Statement of Company Debt	3.1(a)
Statement of Working Capital	8.8
Stockholder	11.1(a)
Stockholder Agreement	8.9
Stockholder Approval	5.25
Stockholder Arrangements	8.9
Stockholder’s knowledge	11.1(a)
Stockholders’ Representative	12.12
Software	11.1(a)
Stock Plans	2.2(a)
Subsidiary	11.1(a)
Surviving Corporation	1.1
Tax or Taxes	5.9(e)
Tax Return	5.9(f)
Third Party Claim	10.1(f)
Third Party Embedded Software	5.12(c)
Third Party IP Licenses	5.12(d)
Third Party Licenses	5.12(d)
Third Party Software Licenses	5.12(c)
Total Indemnifying Stockholder Merger Consideration	11.1(a)
Total Remaining Stockholder Merger Consideration	11.1(a)
Trademarks	11.1(a)
Voting Agreement	8.9
Warrants	11.1(a)
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Waiver. Any failure of the Company or Indemnifying Stockholders to comply with any of its obligations or agreements herein contained may be waived only in writing by the Buyer. Any failure of the Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by the Stockholders’ Representative.
     Section 12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

(a) If to the Stockholders’ Representative or the Company (before Closing), to:
iLumin Software Services, Inc.
1881 Campus Commons Drive
Suite 400
Reston, VA 20191
Attention: Jocelyn Starzak
Telephone No.: 703-481-8627
Facsimile No.: 703-481-8672
With a copy to:
Cooley Godward LLP
One Freedom Square, 11951 Freedom Drive
Reston, VA 20190
Attention: Michael R. Lincoln
Telephone No.: 703-456-8022
Facsimile No.: 703-456-8100
(b) If to Buyer or the Company (after Closing), to:
Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749
Attention: James McGarry, Vice President
Telephone No.: 631-342-4092
Facsimile No.: 631-851-8533
With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
Attention: Donald G. Kilpatrick
Telephone No.: 212-858-1000
Facsimile No.: 212-858-1500
     Such names and addresses may be changed by written notice to each person listed above.
     Section 12.3 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal substantial laws and not the choice of law rules of the State of New York.
          (b) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the Eastern District of New York, unless such court declines the exercise of jurisdiction, in which case the courts of the State of New York, for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such party’s principal place of business shall be effective service of process for any action, suit or proceeding arising out of the parties in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the United States of America located in the Eastern District of New York or the State of New York, as applicable, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 12.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     Section 12.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.6 Entire Agreement. The Escrow Agreement, Non-Disclosure Agreement and this Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.
     Section 12.7 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.
     Section 12.8 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns (and, to the extent provided in Section 10.1, the other Buyer Indemnified Persons and Seller Indemnified Persons) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 12.9 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     Section 12.10 Assignability. No party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto except that the Buyer may sell, transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the shares of

Common Stock, but no such sale, transfer or assignment shall relieve the Buyer of its obligations hereunder. Any purported violation of this Section 12.10 shall be void.
     Section 12.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without any obligation of such Party to post any bond or other surety in connection therewith) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such Party may be entitled at law or in equity.
     Section 12.12 Representative for Indemnifying Stockholders. The Indemnifying Stockholders agree that Jonathan Perl shall be and hereby is appointed as agent and attorney-in-fact to act (the “Stockholders’ Representative”) for and on behalf of each Indemnifying Stockholder, with authority including, but not limited to, the authority to give and receive notices and communications, to authorize delivery of cash from the Escrow Deposit in satisfaction of claims by Buyer Indemnified Persons, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and comply with orders and decrees with respect to such claims, and to take all actions necessary or appropriate in the judgment of such representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all of the Indemnifying Stockholders and shall be final, binding and conclusive upon each of the Indemnifying Stockholders. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority, on behalf of all of the Indemnifying Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of indemnifiable Losses against the Escrow Deposit made by a Buyer Indemnified Person, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of cash from the Escrow Deposit pursuant to this Agreement or any other payments to be made with respect thereto.
          The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Stockholders shall severally and pro rata, in accordance with their respective Indemnity Percentage, indemnify and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance and administration of his duties hereunder.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first above written.

Computer Associates International, Inc.

By:	/s/ James McGarry

Name: James McGarry
Title: Vice President, Business Development

iLumin Software Services, Inc.

By:	/s/ David A. Ellison

Name: David A. Ellison
Title: President

Lost Ark Acquisition, Inc.

By:	/s/ Jay H. Diamond

Name: Jay H. Diamond
Title: Vice President and Secretary

Stockholders’ Representative

By:	/s/ Jonathan Perl

Name: Jonathan Perl
Title: Partner

[Indemnifying Stockholders]

By:

Name:
Title: